Exhibit 99.1
NEWS from
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
Fax (713) 780-9254

Contact:
Robert C. Turnham, Jr., President	Traded: NYSE (GDP)
David R. Looney, Chief Financial Officer

FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS AND OPERATIONAL UPDATE
•	Production Volumes for the Quarter Grow 7.5% Sequentially and 31% Over the Prior Year Period to a Record 75.8 Million Cubic Feet Equivalent per Day

•	Haynesville Shale Drilling Operations Conducted on 13 Wells in Quarter with a 100% Success Rate

•	Haynesville Shale Acreage Position Increased by 5% to 66,500 Net Acres with the Acquisition of 3,400 Net Acres in North Louisiana

•	Full Year Capital Expenditure Budget Reduced to $230MM – Annual Production Volume Growth Guidance Revised to 15 – 25%
Houston, Texas – May 6, 2009. Goodrich Petroleum Corporation (NYSE: GDP) today announced financial and operating results for the quarter ended March 31, 2009.
PRODUCTION
Net production volumes from continuing operations in the quarter increased by approximately 31% to 6.8 billion cubic feet equivalent (“Bcfe”), or approximately 75,800 Mcfe per day, versus 5.3 Bcfe, or approximately 57,900 Mcfe per day in the prior year period. Net daily production volumes for the first quarter increased sequentially by approximately 7.5% versus the fourth quarter of 2008. Virtually all of the net production volumes for the quarter came from Cotton Valley trend wells in East Texas and North Louisiana, including initial production from our horizontal Haynesville Shale drilling program.
The Company currently expects net daily production volumes will average between 78,000 and 81,000 Mcfe per day for the second quarter of 2009, a 3 – 7% sequential increase over the first quarter of 2009.

NET INCOME
Net income applicable to common stock for the first quarter of 2009 was $1.6 million ($0.05 per share) which compares to a first quarter 2008 net loss applicable to common stock of $27.0 million ($(0.85) per share). Results for the first quarter of 2009 included a $37.0 million gain on derivatives not designated as hedges (comprised of a $21.0 million realized gain and a $16.0 million non-cash, unrealized gain), whereas the comparable period in 2008 included a $24.5 million loss on derivatives not designated as hedges, all but $0.4 million of which was unrealized. In addition to the $21 million in realized gains during the quarter, the Company’s mark to market asset position with respect to these commodity derivative contracts as of March 31, 2009 was approximately $71.3 million, all of which is considered a current asset due to the contracts all maturing prior to December 31, 2009.
CASH FLOW
Earnings before interest, taxes, DD&A, non-cash general and administrative expenses and exploration (“EBITDAX”), was down slightly from the prior year period to approximately $31.0 million for the first quarter of 2009, compared to $32.3 million in the prior year period. For the quarter, EBITDAX was up sequentially by 15% over the fourth quarter of 2008 (see accompanying table for a reconciliation of EBITDAX, a non-GAAP measure, to net cash provided by operating activities).
Discretionary cash flow (“DCF”), defined as net cash provided by operating activities before changes in working capital, decreased slightly from the prior year period to $27.7 million in the first quarter of 2009 versus $28.9 million in the first quarter of 2008. Net cash provided by operating activities was $36.3 million for the quarter, up significantly from the prior year period’s $17.2 million, as the fourth quarter 2007 prepay transaction the Company entered into reduced the Company’s net cash provided by operating activities in the first quarter of 2008 by $12.5 million (see accompanying table for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash provided by operating activities).
Both EBITDAX and DCF were positively impacted by $21.0 million in realized gains on commodity derivative contracts during the quarter.
REVENUES
Total revenues, which are exclusive of the $21.0 million in realized gains on commodity derivative contracts, for the quarter decreased substantially to $28.5 million, versus $46.4 million for the prior year period, due to an approximately 52% decline in the average realized sales price per Mcfe received by the Company during the quarter. Average prices received during the first quarter of 2009 before realized gains on commodity derivative contracts were $4.11 per Mcf of gas and $33.50 per barrel of liquids.
OPERATING INCOME

Operating income, defined as revenues minus operating expenses, before the impact of any hedging gains or losses, was a negative $27.5 million for the first quarter of 2009, as compared to operating income of $3.6 million in the first quarter of 2008. This reduction was due largely to the afore-mentioned decline in revenues, coupled with a higher DD&A rate in the first quarter of this year of $4.94 per Mcfe versus last year’s first quarter of $4.76 per Mcfe. The DD&A rate for the first quarter of 2009 also increased sequentially from the $4.11 per Mcfe in the fourth quarter of 2008, with the vast majority of the increase (approximately 70%) due to negative revisions of proved developed reserves resulting from lower prices used in the year end 2008 reserve report compared to those used in the mid-year 2008 reserve report.
OPERATING EXPENSES
While total operating expenses for the first quarter of 2009 were $56.0 million versus $42.8 million during the prior year period, on a unit of production basis total operating expenses were up by only 1%. When excluding DD&A expenses from this calculation, operating expenses per Mcfe were down slightly to $3.29 per Mcfe in the first quarter of 2009 from $3.36 per Mcfe during the first quarter of 2008, due primarily to the Company’s ongoing expense reduction efforts. While essentially flat on a per Mcfe unit of production basis, G&A expense was up by 30% in the first quarter of 2009 to $7.1 million from $5.4 million in the first quarter of 2008. In addition to the non-cash portion of G&A being up to $1.6 million in the current quarter, overall compensation costs were up due to a 28% higher headcount year over year, most of which occurred in the second and third quarters of 2008.
INTEREST EXPENSE
Interest expense was down slightly to $5.2 million in the first quarter of 2009 from $5.4 million in the first quarter of 2008 due primarily to lower floating interest rate levels in the current quarter. Both quarters were negatively impacted by the retrospective adoption of FSP APB 14-1, which resulted in incremental non-cash interest expense of $1.8 million in the current quarter and $1.6 million of non-cash interest expense in last year’s first quarter, as adjusted.
CAPITAL EXPENDITURES
Capital expenditures for the quarter totaled $87.2 million, compared to $85.6 million in the prior year’s quarter. The Company had a 100% success rate on the wells completed during the current quarter. The Company began the first quarter of 2009 with six operated rigs under contract and approximately five non-operated rigs working. The Company exited the first quarter of 2009 with five operated rigs under contract and three non-operated rigs. In light of current market conditions the Company intends to continue reducing both its operated and non-operated rig count, expecting to average two operated and two non-operated rigs in the last half of the year.
In line with its plans to reduce the rig count, the Company today announced a reduction in its expected full year 2009 capital expenditure budget from the previously approved level of $300 million to the new level of approximately $230 million. In order to accomplish this, the Company expects to spend between $60 to $65 million in the second quarter of this year, followed by total capital expenditures of approximately $80 million in the last half of 2009. Approximately 65% of the annual budget, or $150 million, is expected to be spent on the drilling and completion of horizontal wells in the Haynesville Shale play in East Texas and North

Louisiana. Based on this level of capital expenditures for the full year, the Company expects to grow production volumes by 15 to 25% over 2008 levels.
LIQUIDITY
The Company exited the first quarter of 2009 with no outstanding borrowings under its bank revolving credit facility and approximately $78 million in cash and short term bank deposits. While first quarter capital expenditures exceeded cash flow (DCF) by approximately $60 million, an additional $10 million of cash was used to pay drilling and completion costs incurred in 2008 but not invoiced until 2009 (which costs were included in the full year 2008 capital expenditure total of $380 million previously reported). Although additional amounts have been expended in the second quarter of 2009 related to similar third party billings, the Company fully expects the remaining $78 million in cash and short term bank deposits at March 31, 2009 to be adequate, when combined with its regular cash flow, to fund remaining 2009 capital expenditures without needing to draw on the Company’s revolving credit facility, which was recently expanded with a current borrowing base of $175 million.
OPERATIONAL UPDATE
DRILLING
During the first quarter of 2009, the Company conducted drilling operations on 24 Cotton Valley trend wells, of which 13 penetrated the Haynesville Shale. During the same period, the Company completed or logged 18 wells and added 18 wells to production. As of March 31, 2009, the Company had drilled and logged a total of 441 wells, with a success rate in excess of 99%.
CORE PROPERTIES
Louisiana
Bethany-Longstreet Field, Caddo and DeSoto Parishes, Louisiana. The Company participated in drilling operations on six and completion operations on two Haynesville Shale horizontal wells in the field during the quarter.
Subsequent to quarter-end, the Chesapeake Energy – Branch 11H-1 (50% WI) well was completed with an initial production rate of 15.3 MMcf per day on a 24/64 inch choke with flowing pressure of 6,000 psi. The Chesapeake operated ROTC 1H-1 (50% WI) and Branch 2H-1 (50% WI) wells have been completed and are currently flowing back, with results expected to be released once the wells have been fully tested and initial production rates established.
The Company and Chesapeake are currently in the process of completing two additional Haynesville Shale horizontal wells in the field, the Bryan 25H-1 (13% WI) and the Wallace 36H-1 (37% WI), with results expected in the second quarter. The Company expects to average approximately two rigs on the joint venture acreage for the remainder of the year, drilling a total of approximately ten gross (five net) wells.

Longwood Field, Caddo Parish, Louisiana. The Company has participated in its second well in the Longwood field, the Exco – Sharp 1H-1 (17% WI) well, which had an initial production rate of 8.6 MMcf per day on a 30/64 inch choke with flowing pressure of 4,100 psi. The well was approximately one mile north of the Company’s Percy Sharp 7H-1 (50% WI) well which had an initial production rate of 5.1 MMcf per day.
Acreage Acquisition. Subsequent to quarter-end, the Company has acquired via farmout an additional 3,400 net acres in the Bethany-Longstreet field, in southern Caddo and northern DeSoto Parishes, and the Greenwood – Waskom field, which is located in central Caddo Parish, north of the Company’s Bethany-Longstreet field and south of the Company’s Longwood field. The Company anticipates drilling its initial well in each of the areas within six months.
Texas
Beckville and Minden Fields, Panola and Rusk Counties, Texas
The Company has completed and is currently flowing back its initial operated Haynesville Shale horizontal well in the Beckville field, the J.K. Williams 7H (100% WI), with results expected to be released once the well has been tested and an initial production rate established.
The Company has been delayed on announcing completion results on its Lutheran Church 5HR (100% WI) due to coil tubing problems which occurred when cleaning out the well during frac operations. The Company expects to announce results as soon as frac operations have been completed and an initial production rate has been established.
The Company has completed its second Cotton Valley Taylor Sand horizontal well, the KF WH Carter A2-B2 1H (100% WI), at an initial production rate of 4.0 MMcf per day.
The Company is currently drilling two additional Haynesville Shale horizontal wells, the Taylor Sealey 3H (100% WI) and the Beard Taylor 1H (100% WI), and two additional Cotton Valley Taylor Sand horizontal wells, the GT Waldrop 5H (100% WI) and the AB Taylor 3H (100% WI), in the Beckville and Minden fields.
Angelina River Trend, Nacogdoches and Angelina Counties, Texas
The Company participated for its 40% interest in the completion of four vertical Travis Peak/Pettet wells in the quarter that had an average initial production rate of 5.0 MMcf per day. The Company also participated for its 57% interest in the drilling and completion of the East Esparza 1H well, which had an initial production rate of 7.3 MMcf per day. There are no additional vertical Travis Peak/Pettet or horizontal James Lime wells planned for the remainder of 2009.
Management Comments

Commenting on the first quarter results, Walter G. “Gil” Goodrich, Vice-Chairman and CEO stated, “We again delivered strong sequential production volume growth during the quarter, even though only 5% of the first quarter’s production volumes came from wells producing from the Haynesville Shale. With only 3 of the 15 horizontal Haynesville Shale wells drilled to total depth producing during the quarter, we expect to see continued production volume growth from the Haynesville Shale in the coming quarters. While we continue to have outstanding results with our initial Haynesville Shale wells in the Bethany-Longstreet area, we are also encouraged by the results of the Sharp 1H-1 well which tested at 8.6 million cubic feet per day in the Longwood field of northern Caddo Parish. In addition, we expect production results on our initial horizontal Haynesville Shale wells on our Beckville-Minden acreage in East Texas in the very near future. Despite these positive results and the positive results from our early Cotton Valley (Taylor Sand) horizontal wells, we continue to believe the market conditions, where near term gas prices remain very weak, call for a cautious approach and an emphasis on liquidity. As a result, we have reduced our 2009 capital expenditure plans by approximately $70 million, which we currently believe will allow us to enter 2010 with no borrowings under our senior credit facility. Even with a reduction in capital expenditures, we still expect to grow production volumes in 2009 by approximately 15% to 25% over 2008. In addition, we are very pleased to announce the expansion of our Haynesville Shale acreage position by approximately 5% to 66,500 net acres.”
OTHER INFORMATION
In this press release, the Company refers to two non-GAAP financial measures, EBITDAX and discretionary cash flow. Management believes that each of these measures is a good financial indicator of the Company’s ability to internally generate operating funds. Management also believes that these non-GAAP financial measures of cash flow provide useful information to investors because they are widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. Neither discretionary cash flow nor EBITDAX should be considered an alternative to net cash provided by operating activities, as defined by GAAP.
Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

GOODRICH PETROLEUM CORPORATION
SELECTED INCOME DATA
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
		2008
	2009	(As Adjusted)
Total Revenues	$28,461	$46,353

Operating Expenses
Lease operating expense	8,996	7,097
Production and other taxes	1,488	1,255
Transportation	2,588	1,870
Depreciation, depletion and amortization	33,658	25,085
Exploration	2,220	2,003
General and administrative	7,057	5,440

Operating income (loss)	(27,546)	3,603

Other income (expense)
Interest expense	(5,208)	(5,421)
Interest income	239	—
Gain (loss) on derivatives not designated as hedges	37,006	(24,487)

	32,037	(29,908)

Income (loss) from continuing operations before income taxes	4,491	(26,305)
Income tax expense	(1,354)	—
Income (loss) from continuing operations	3,137	(26,305)

Discontinued operations:
Gain on sale of assets, net of tax	—	400
Income on discontinued operations, net of tax	7	385
	7	785

Net income (loss)	3,144	(25,520)
Preferred stock dividends	1,512	1,512

Net income (loss) applicable to common stock	$1,632	$(27,032)

Income (loss) per common share from continuing operations
Basic	$0.05	$(0.88)
Diluted	$0.05	$(0.88)

Income (loss) per common share from discontinued operations
Basic	$—	$0.03
Diluted	$—	$0.03

Net income (loss) per common share applicable to common stock
Basic	$0.05	$(0.85)
Diluted	$0.05	$(0.85)

Weighted average common shares outstanding:
Basic	35,970	31,705
Diluted	36,075	31,705

GOODRICH PETROLEUM CORPORATION
Selected Cash Flow Data (In Thousands):
(Unaudited):

	Three Months Ended
	March 31,
		2008
	2009	(As Adjusted)
Calculation of EBITDAX:
Revenue	28,461	46,353
Lease operating expense	(8,996)	(7,097)
Production and other taxes	(1,488)	(1,255)
Transportation	(2,588)	(1,870)
G&A — cash portion only	(5,426)	(4,173)
Realized gain (loss) on derivatives not designated as hedges	21,026	367

EBITDAX	30,989	32,325

Reconciliation of EBITDAX to Net Cash Provided by Operating Activities:
EBITDAX	30,989	32,325
EBITDAX — Discontinued Operations	7	385
Exploration	(2,220)	(2,003)
Prospect amortization	1,524	1,564
Dry Hole	101	—
Interest expense	(2,961)	(3,317)
Interest income	239	—
Current Income taxes	4	—
Other non-cash items	—	(21)
Net changes in working capital	8,574	(11,738)

Net cash provided by operating activities (GAAP)	36,257	17,195

Reconciliation of Discretionary Cash Flow to Net Cash Provided by Operating Activities:
Discretionary cash flow	27,683	28,933
Net changes in working capital	8,574	(11,738)
Net cash provided by operating activities (GAAP)	36,257	17,195
Selected Operating Data:

	Three Months Ended
	March 31,
	2009	2008
Production — Continuing Operations:
Natural gas (MMcf)	6,545	5,033
Oil and condensate (MBbls)	45	39
Total (Mmcfe)	6,818	5,266

Average sales price per unit:
Natural gas (per Mcf)	$4.11	$8.44
Oil (per Bbl)	33.50	96.15
Natural gas and oil (per Mcfe)	4.17	8.77

Expenses per Mcfe:
Lease operating expense	$1.32	$1.35
Production and other taxes	0.22	0.24
Transportation	0.38	0.36
DD&A	4.94	4.76
Exploration	0.33	0.38
General and administrative	1.04	1.03